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                                                                      Exhibit 21

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
                         Subsidiaries of the Registrant
                                December 31, 1994


                                               State of
Subsidiary                                   Incorporation
-----------------------------------------    -------------
Financial Horizons Life Insurance Company    Ohio

West Coast Life Insurance Company            California

Employers Life Insurance Company of Wausau   Wisconsin

National Casualty Company                    Michigan

Nationwide Financial Services, Inc.          Ohio

All business operations of Nationwide Life Insurance Company and all of its subsidiaries are conducted using each company's legally registered name.